EXHIBIT 99.1

Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

GENERAL DATA

INTENDED USE OF THE APPRAISAL:

The purpose of this appraisal is to estimate the current market value of the subject parcels. The intended use of the appraisal is to establish the underlying land value for investment purposes.

PROPERTY RIGHTS APPRAISED:

The property rights appraised is the fee simple title to the subject properties. The appraisal assumes the property to be free and clear of all liens; having merchantable title and under competent management. Business interests and/or goodwill, engineering, trade fixtures and equipment, and mineral rights are excluded from this valuation.

Some of the of the parcels are owned in fee by Wilson Family Communities and others are held under option contracts with the fee owners. The appraisal considers the value of fee title under the assumption that a buyer at market value would execute on the options and own all of the holdings outright.

INTENDED USER:

  The intended user is Wilson Family Communities, Inc., and/or its designees. It is understood that the report is being used in connection with an offering to potential investors. The appraiser consents to the use of the report in its entirety for these purposes but assumes no third party liability.

EFFECTIVE DATE:

Valuation estimates are current, as of March 10, 2007.

DATE OF REPORT:

The date of the report is March 12, 2007.

DEFINITIONS:

Definition of Market Value

The following current definition of market value is excerpted from FIRREA 12 CFR Part 34: “The most probable price which a property should bring in a competitive and open market under all conditions requisite to fair sale, the buyer and seller acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.	buyer and seller are typically motivated;
2.	both parties are well informed or well advised, and acting in what they consider their best interests;

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

3.	a reasonable time is allowed for exposure in the open market;
4.

payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.”

Parcel

The term parcel as used herein means any contiguous tract of land in the same ownership, used for the same purpose, whether such tract consists of one or more plotted lots or a fractional part thereof.

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.

Easement

An interest in real property that conveys use, but not ownership, of a portion of an owner’s property.

SCOPE OF THE INVESTIGATION

Field inspections and interviews were conducted during the months of January and February 2007. The value conclusions set forth in this report are based on the appraiser’s inspections of the subject property, environs and market data and on consideration of property detail information obtained from the owner, Williamson, Travis, and Hays Counties, and from review of reference materials and interviews with planners, engineers, brokers and others knowledgeable in the market. A highest and best use analysis was completed and a search for and analysis of relevant market data was incorporated into the valuation process.

Report format: This is a complete appraisal report in summary format, consistent with Standard 2-2 of USPAP. Photographs, aerials, maps, drawings, tables and notes are retained in file.

The GENERAL DATA section contains background data relative to the valuation assignment.

The SUBJECT PROPERTY section contains descriptive detail pertaining to the subject parcel, and a highest and best use analysis.

The VALUATION section contains the approaches to value, summary and analysis of the market data and the value reconciliation and conclusion.

The ADDENDA section contains a copy of the appraiser’s qualifications.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

RELEVANT MARKET AREA

The subject parcels are predominantly single-family residential sites located within the Austin MSA. All of the sites are located inside a 20-mile radius from the central business district of the city of Austin. Although the parcels are located north, east and south of Austin, they share a common element; location within the peripheral ring of residential development. Each of the sites lies in areas that have converted from rural residential to urban/suburban residential within the past few years. The outward expansion of the urban ring results from no fewer than five major factors: a) population and employment growth in the Austin MSA, b) the scarcity of large undeveloped acreage tracts in the existing urban area, c) construction of major transportation corridors that “open” new areas for urbanization (130/45, 183, Parmer extension, 45 extension), d) price sensitivity that drives demand for lower priced land, and e) in-migration due to the relative under valuation of residential finished product in the Austin MSA.

MARKET CONDITIONS

Regional Market Conditions- Economic conditions in the regional market area (Austin MSA) are improving, with the economy emerging from the downturn and slowdowns that affected nearly all market segments beginning in 2001. During the period 1990 to 2000 the Austin population grew at a strong rate of 4.1% per year. The rate of growth dropped to 2.0% in 2001/2002 and has increased slowly but steadily since that time. The rate of growth in 2005 was 2.4%. The forecast through 2010 is for growth to continue at approximately 2.4% per year. The following chart was excerpted from a monograph by Angelou Economics.

Employment growth in the area is experiencing strong improvement. A March 5, 2006 article in the Austin American Statesman says, “After four years in the doldrums, the Central Texas job market roared back to life in 2005. Employment growth last year was almost twice as strong as previously thought, rising 4.5 percent, according to estimates by the Federal Reserve Bank of Dallas. That’s more than double the state average of about 2.1 percent, and far ahead of San Antonio, Dallas and Houston. It’s the strongest growth since the 1998-2000 high-tech boom, when jobs in the region were growing at about 6 percent a year.”

Wages in 2005 increased by 7% according to the article. Unemployment dropped to 3.9% in December 2005 in the Austin MSA, the lowest rate in five years, according to the Texas Workforce Commission. In a January 27, 2007 article in the Austin American Statesman, local economist Angelos Angelou stated, "Austin is on a growth

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties track that will mirror the job gains of last year. Last year was the first year that we actually expanded the base beyond the previous peak of 2001.”

The residential sector in Austin remains strong. There were a total of nearly 17,000 new home starts in the region in 2006, a central Texas record. According to Mark Sprague of Austin based Residential Strategies, “Austin did not experience the massive run-ups in house prices three years ago that affected so many markets. As a result, Austin’s relative affordability and stability have served it well during the past few months. The Austin market is obviously going contrary to the national market.” Closings also set records in 2006, with the result that standing inventories are actually in a state of undersupply.

The Real Estate Center estimates the Austin area has enough existing homes on the market to last just 3.3 months at the current rate of sales. Housing prices are growing about twice as fast as wages according to Brian Kelsey, assistant director for the Capital Are Council of Government’s Center for Regional Development.

Local Market Conditions- The subject parcels are located in three sub-markets. Georgetown Village is located in the Georgetown/Leander sub-market. The Bohl’s and New Sweden tracts are located in the east Austin sub-market. The Elm Grove and Rutherford tracts are located in the south Austin sub-market. All three of these sub-markets are experiencing positive growth.

Georgetown Village is an existing community that is located in a rapidly urbanizing area. Five years ago, Georgetown Village was located in an area characterized as rural/agricultural. Today, the area has transitioned to a major suburban population center. Public works and infrastructure projects are facilitating this transition. Evidence of the northern expansion of urban density is seen in several major public works projects. SH 195 is being improved into a four lane highway providing access from I-35 to the subject property. The SH 130 project, reportedly the largest public works project in Texas history, will provide access from the southeast to I-35 near the SH 195 intersection. The 183 toll-road project is bringing intensification of development north of Cedar Park up to Leander. The Parmer Road improvement project will provide major arterial improvements running north and northeast from Round Rock/Cedar Park up to SH 195 in the immediate vicinity of the subject property. Major expansion of the Del Webb-Sun City development, the adjoining Somerset Hills project, the Pinnacle Development project and several others are evidence of the strength of the Georgetown Village sub-market.

The Bohl’s and New Sweden tracts directly benefit from by the SH 130 project. According to Frank Egan, president of Eastbourne Investments, “For so long, Austin has been growing to the north. But now with the road improvements and the proximity to downtown, this whole area (east of I-35) is becoming very desirable from the commute side and the affordability side.”

The Elm Grove and Rutherford projects are in a high demand area that is experiencing strong growth. According to Elton Rude, director of the Austin market for Houston based Metrostudy Corp., “The southern Travis County sub market is one of the hottest in Central Texas for new home construction. The sub market is the lone area in the Austin region where housing starts – lots where builders have poured foundation slabs – outnumber open lots waiting for construction.” The supply of developable acreage is constrained by the fact that much of the area lies within the Edwards Aquifer recharge zone. Rude states, “The areas proximity to the

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Edwards Aquifer means many homebuilders can’t build as densely as they might otherwise. Environmental regulation, combined with a public desire to live southwest of Austin, means builders fight over a relatively small number of tracts. There is a real shortage of those properties down there. As a result, competition is strong for those tracts” , according to Rude.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

SUBJECT PROPERTY – GEORGETOWN VILLAGE

FEE OWNERSHIP:

Royce Faulkner

PROPERTY HISTORY:

Wilson Family Communities acquired the subject property from the fee owner under an option contract in August 2005. The option contract requires that WFC close on no fewer than 30 acres per year through 2017. As of December 31, 2006, WFC had acquired fee title to approximately 52 acres and 25 residential lots. The option agreement gives WFC control of the tract under favorable terms. The take down price per acre escalates from approximately $13,000 per acre in 2007 to $17,000 per acre in 2017.

The fee owner has owned the property for over three years preceding the effective date of the appraisal.

PROPERTY LOCATION:

The subject property is located east and west of Shell Ranch Road north of RM 2338 and south of SH 195, in the City of Georgetown sphere of influence in Williamson County, Texas.

LEGAL DESCRIPTION:

A full legal description is included in the Title Report, a copy of which is retained in file. The legal description is incorporated herein by reference in its entirety.

LAND USE DESIGNATION:

The subject property is located outside of the City limits of the City of Georgetown. There is no General/Comprehensive plan or zoning designation for the subject property. The County regulates development in the subject area through the administration of various public works and public health and safety ordinances.

ASSESSOR’S DATA:

There are numerous parcel numbers for the subject property. These parcel numbers are included in the Title Report for the subject property, a copy of which is retained in file.

PHYSICAL DESCRIPTION

Size	665 ± acres

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Shape	Irregular.

Topography    Level to sloping along the frontage with steep areas primarily in the westerly interior portions of the site.

Access/Frontage    Significant frontage on Shell Ranch Road and on the improved interior streets in the existing developed areas of Georgetown Village.

Utilities    Sewer, water, electrical and solid waste disposal is provided by the City of Georgetown, telephone by Verizon, cable by Cox Communications, and gas by Atmos Energy.

Easements/Reservations    Review of the title reports covering the subject property do not reveal any exceptions to title that negatively affect the marketability, use or value of the subject property.

Biology    The appraiser was not provided with a biological assessment of the subject property. The entitlement history for the developed portion of Georgetown Village is indicative of a low probability of sensitive species impacts. Such impacts, if any, could be mitigated on a cost to cure basis.

Flood Hazard	The subject property lies entirely outside the 100 year floodplain.

Geology    A geological assessment on the subject property was prepared by ACI Consulting. The site is suitable for the intended residential development according to the report

Toxics/Contamination    The appraiser was advised by the project engineer that there are no toxics/contamination issues that impact the site.

Improvements    Subject property improvements include on and offsite infrastructure improvements, including some of the interior streets. Utilities are improved to the perimeter and through portions of the site. The subject property is described as fully entitled, partially finished master planned residential land.

PRESENT USE AND OCCUPANCY:

The subject property is vacant land located in a master planned subdivision with partial infrastructure improvements including streets, power, water and sewer, and is suitable and available for development to its highest and best use.

HIGHEST AND BEST USE-BEFORE CONDTION:

The highest and best use of land “as-though-vacant”, and property as improved, must meet four criteria. The highest and best use must be 1) physically possible; 2) legally permissible; 3) financially feasible; and 4) maximally productive. The subject property is vacant land. The appraisal considers only the highest and best use as-though-vacant.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Physical Possibility:

The subject property is level to sloping land. The subject has excellent access and frontage. The subject property is physically suitable for all legally permissible and economically feasible alternative uses.

Legal Permissibility:

The subject property is fully entitled and portions are final platted as a medium density residential subdivision. The master plan includes a significant commercial component. The approved plan is representative of the maximum intensity legally permissible use for the site

Economic Feasibility-Maximal Yield :

The approved master plan is consistent with the maximally productive use of the site.

Highest and best use – Conclusion:

The highest and best use for the subject property is “as-is”, for residential development to maximum intensity with a commercial component.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

SUBJECT PROPERTY – NEW SWEDEN

FEE OWNERSHIP:

Wilson Family Communities, Inc., a Delaware corporation

PROPERTY HISTORY:

The subject property comprises ten separate tracts that were assembled and acquired by Wilson Family Communities, Inc., in October of 2006. WFC acquired the subject property for $8,485,680.

The previous titleholders owned the tracts for in excess of three years prior to the effective date of this appraisal.

PROPERTY LOCATION:

The subject property is located east of FM 973, north of New Sweden Church Road and south of New Sweden Gin Road (Brita Olson Road).

LEGAL DESCRIPTION:

A full metes and bounds legal description is included in the Title Report, a copy of which is retained in file. The legal description is incorporated herein by reference in its entirety.

LAND USE DESIGNATION:

The subject property is located in unincorporated Travis County. There is no zoning designation for the tract. The County regulates development in the subject area through the administration of various public works and public health and safety ordinances. The subject property is part of the New Sweden master planned community, and has approximately 1,700 residential lots, a school site, amenity center, 28.3 acres of commercial land and parks/greenbelt. There are two Municipal Utility Districts (MUD’s) for the property that will finance the installation and operation of water and wastewater infrastructure.

ASSESSOR’S DATA:

There are numerous parcel numbers for the subject property. These parcel numbers are included in the Title Report for the subject property, a copy of which is retained in file.

PHYSICAL DESCRIPTION

Size	534 ± acres

Shape	Irregular.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Topography	Level to sloping

Access/Frontage     Approximately 1,800 feet on FM 973, 3,600 feet on New Sweden Road, 500 feet on New Sweden Gin Road and 900 feet on Axell Road.

Utilities    Power lines run through the property and power is extended to the perimeter of the site. Water and wastewater is being provided by two approved MUD’s. Oncor provides electrical, phone is by SBC, and gas by HBH Systems (propane).

Easements/Reservations     Review of the title reports covering the subject property do not reveal any exceptions to title that negatively affect the marketability, use or value of the subject property.

Flood Hazard     A portion of the subject property lies within FEMA Zone ‘A’, the 100 year floodplain. These areas have requirements for base floor elevations that will require project design consideration. The flood plain area does not preclude development consistent with the master plan.

Jurisdictional Wetlands     A wetland delineation was conducted by Escarpment Environmental. The report concluded that an ephemeral stream may be considered jurisdictional and regulated by the ACOE. The report concludes that avoidance of this area is possible and that avoidance would obviate the need for Corps permitting. The report also states that incidental impacts may be addressed through a Nationwide Permit.

Biology    The appraiser was provided with a biological assessment for the subject property conducted by Escarpment Environmental, dated April 16 2006. The report concluded that there were no endangered species issues affecting the site.

Geology     A geological assessment on the subject property was prepared by Raba-Kistner-Brytest Consultants, Inc. The site is suitable for the intended residential development according to the report

Toxics/Contamination     The appraiser was advised by the project engineer that there are no toxics/contamination issues that impact the site.

Improvements    Historic structures related to the farming operation do not contribute to value and demolition costs are nominal and are absorbed in the site grading costs. The subject property is appraised as unimproved land in raw condition.

PRESENT USE AND OCCUPANCY:

The subject property is vacant land located in a master planned subdivision that is suitable and available for development to its highest and best use.

HIGHEST AND BEST USE-BEFORE CONDTION:

The highest and best use of land “as-though-vacant”, and property as improved, must meet four criteria. The highest and best use must be 1) physically possible; 2) legally permissible; 3) financially feasible; and 4) maximally productive. The subject property is vacant land. The appraisal considers only the highest and best use as-though-vacant.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Physical Possibility:

The subject property is level to sloping land. The subject has excellent access and frontage. The subject property is physically suitable for all legally permissible and economically feasible alternative uses.

Legal Permissibility:

The subject property has an approved master plan for a mixed-use community. The master plan includes a significant commercial component. The approved plan is representative of the maximum intensity legally permissible use for the site

Economic Feasibility-Maximal Yield :

The approved master plan is consistent with the maximally productive use of the site.

Highest and best use – Conclusion:

The highest and best use for the subject property is “as-is”, for residential development to maximum intensity with a commercial component.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

SUBJECT PROPERTY – BOHLS TRACT

FEE OWNERSHIP:

Stephen Frederick Bohls, William Brian Bohls, Hon M. Bohls, Paul L. Bohls, Miriam R. Bohls and Frederick W. Bohls, as to tract 1;

Stephen Frederick Bohls and William Brian Bohls, tract 2;

Paul A. and Laura Moebus, as to tract 3;

KB3, LC, as to tract 4.

PROPERTY HISTORY:

The subject property is comprised of four separate tracts that were assembled and acquired by Wilson Family Communities, Inc., in January 2006 under an option contract that requires WFC to purchase the property for approximately $7,349,972 on April 9, 2007.

The fee titleholders have owned the tracts for in excess of three years prior to the effective date of this appraisal.

PROPERTY LOCATION:

The subject property is located east and west of FM 973, north of New Sweden Gin Road (Brita Olson Road), and south of Cameron Road/Hamann Lane.

LEGAL DESCRIPTION:

A full metes and bounds legal description is included in the Title Report, a copy of which is retained in file. The legal description is incorporated herein by reference in its entirety.

LAND USE DESIGNATION:

The subject property is located in unincorporated Travis County. There is no zoning designation for the tract. The County regulates development in the subject area through the administration of various public works and public health and safety ordinances. The subject property is part of the New Sweden master planned community, and has approximately 1,600 residential lots, a school site, amenity center, 23.49 acres of commercial land and parks/greenbelt. There are two Municipal Utility Districts (MUD’s) for the property that will finance the installation and operation of water and wastewater infrastructure.

ASSESSOR’S DATA:

There are numerous parcel numbers for the subject property. These parcel numbers are included in the Title Report for the subject property, a copy of which is retained in file.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

PHYSICAL DESCRIPTION

Size	428 ± acres

Shape	Irregular.

Topography	Level to sloping

Access/Frontage     Approximately 1,800 feet on FM 973, 3,600 feet on New Sweden Road, 500 feet on New Sweden Gin Road and 900 feet on Axell Road.

Utilities      Power lines run through the property and power is extended to the perimeter of the site. Water and wastewater is being provided by two approved MUD’s. Electrical is provided by Oncor, phone by SBC, and gas by HBH Systems (propane).

Easements/Reservations     Review of the title reports covering the subject property do not reveal any exceptions to title that negatively affect the marketability, use or value of the subject property.

Biology     The appraiser was provided with a biological assessment for the subject property conducted by Escarpment Environmental, dated April 8, 2006. According to the report “It is Escarpment’s opinion that the subject site does not exhibit habitat characteristics for any threatened or endangered species.

Flood Hazard     The subject property lies entirely outside of FEMA Zone ‘A’, the 100 year floodplain.

Geology     A geological assessment on the subject property was prepared by Raba-Kistner-Brytest Consultants, Inc. The site is suitable for the intended residential development according to the report

Jurisdictional Wetlands     A wetland delineation was conducted by Escarpment Environmental. The report concluded that the approximately 1,000 feet of an ephemeral stream might be considered jurisdictional and regulated by the ACOE. The report concludes that avoidance of this area is possible and that avoidance would obviate the need for Corps permitting. The report also states that incidental impacts may be addressed through a Nationwide Permit.

Toxics/Contamination     The appraiser was advised by the project engineer that there are no toxics/contamination issues that impact the site.

Improvements    Historic structures related to the farming operation do not contribute to value and demolition costs are nominal and are absorbed in the site grading costs. The subject property is appraised as unimproved land in raw condition.

PRESENT USE AND OCCUPANCY:

The subject property is vacant land located in a master planned subdivision that is suitable and available for development to its highest and best use.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

HIGHEST AND BEST USE-BEFORE CONDTION:

The highest and best use of land “as-though-vacant”, and property as improved, must meet four criteria. The highest and best use must be 1) physically possible; 2) legally permissible; 3) financially feasible; and 4) maximally productive. The subject property is vacant land. The appraisal considers only the highest and best use as-though-vacant.

Physical Possibility:

The subject property is level to sloping land. The subject has excellent access and frontage. The subject property is physically suitable for all legally permissible and economically feasible alternative uses.

Legal Permissibility:

The subject property has an approved master plan for a mixed-use community. The master plan includes a significant commercial component. The approved plan is representative of the maximum intensity legally permissible use for the site

Economic Feasibility-Maximal Yield :

The approved master plan is consistent with the maximally productive use of the site.

Highest and best use – Conclusion:

The highest and best use for the subject property is “as-is”, for residential development to maximum intensity with a commercial component.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

SUBJECT PROPERTY – ELM GROVE

FEE OWNERSHIP:

Wilson Family Communities, Inc., a Delaware corporation as to a portion and GCWS-06 LTD., a Texas limited partnership, as to the remainder

PROPERTY HISTORY:

Wilson Family Communities acquired fee title to a portion of the subject property in December 2006, according to the terms of an option contract. The option contract set the total purchase price for the tract at $3,900,000.

The fee owner of the remainder of the land has owned the property for over three years preceding the effective date of the appraisal.

PROPERTY LOCATION:

The subject property is located south of FM 967 and west of FM 1626 in the City of Buda, in northeast Hays County, Texas.

LEGAL DESCRIPTION:

A full legal description is included in the Title Report, a copy of which is retained in file. The legal description is incorporated herein by reference in its entirety.

LAND USE DESIGNATION:

The subject property is located in the City of Buda in Hays County, Texas. A portion of the subject property is zoned C2/R2 (arterial commercial office/arterial retail) and the balance is zoned MR, medium density residential.

ASSESSOR’S DATA:

There are numerous parcel numbers for the subject property. These parcel numbers are included in the Title Report for the subject property, a copy of which is retained in file.

PHYSICAL DESCRIPTION

Size	91 ± acres

Shape	Irregular.

Topography	Level to sloping

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Access/Frontage    The subject property has access off of FM 1626 via Garlic Creek Road, a 70’ dedicated street.

Utilities    Water is provided by LCRA, sewer and solid waste disposal is provided by the City of Buda, electric by Pedernales Electric, phone by SBC, gas by Entex Gas and cable by Time Warner.

Easements/Reservations     Review of the title reports covering the subject property do not reveal any exceptions to title that negatively affect the marketability, use or value of the subject property.

Biology    The appraiser was not provided with a biological assessment of the subject property. The master plan design is includes avoidance and minimization of impacts to the Garlic Creek watershed that runs to the north of the subject property. Significant set asides for Garlic Creek and for open space/greenbelts are indicative of planning that adequately considers site location within the Edwards aquifer recharge and transition zones. Existing and new development on surrounding properties within earlier phases of the Garlic Creek West master plan indicate that environmental issues have been satisfactorily addressed.

Flood Hazard    The subject property abuts Garlic Creek and a small portion of the site lies within the 100 year flood plain. Most of these areas are platted as drainage easement lots and will not be improved for residential use. The project is designed within the restrictions imposed by the flood plain designation.

Geology     A geological assessment on the subject property was prepared by Fugro Consultants, LP. The site is suitable for the intended residential development according to the report

Toxics/Contamination     The appraiser was advised by the project engineer that there are no toxics/contamination issues that impact the site.

Improvements    Subject property improvements include on and offsite infrastructure improvements, including interior streets. Utilities are improved throughout the site. The subject property is described as fully entitled, finished residential lots. Home construction is scheduled to commence in mid-2007.

PRESENT USE AND OCCUPANCY:

The subject property consists of finished residential lots, available for single-family residential construction.

HIGHEST AND BEST USE-BEFORE CONDTION:

The highest and best use of land “as-though-vacant”, and property as improved, must meet four criteria. The highest and best use must be 1) physically possible; 2) legally permissible; 3) financially feasible; and 4) maximally productive. The subject property is vacant land. The appraisal considers only the highest and best use as-though-vacant.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Physical Possibility:

The subject property is level to sloping land. The subject has excellent access and frontage and is an improved residential subdivision. The subject property is physically suitable for residential development.

Legal Permissibility:

The subject property is fully entitled, final platted, finished lots. This plat is representative of the maximum intensity legally permissible use for the site.

Economic Feasibility-Maximal Yield :

The approved final plat is consistent with the maximally productive use of the site.

Highest and best use – Conclusion:

The highest and best use for the subject property is “as-is”, for residential development to maximum intensity.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

SUBJECT PROPERTY – RUTHERFORD WEST

FEE OWNERSHIP:

Wilson Family Communities, Inc., a Delaware corporation.

PROPERTY HISTORY:

Wilson Family Communities acquired fee title to the subject property in December 2006, according to the terms of an option contract. The option contract set the total purchase price for the tract at $9,225,559.

The previous owner held the property for over three years preceding the effective date of the appraisal.

PROPERTY LOCATION:

The subject property is located north of FM 967 approximately 2 miles east of FM 1826, in north Hays County, Texas.

LEGAL DESCRIPTION:

A full legal description is included in the Title Report, a copy of which is retained in file. The legal description is incorporated herein by reference in its entirety.

LAND USE DESIGNATION:

The subject property is located in unincorporated Hays County. There is no General/Comprehensive plan or zoning designation for the subject property. The County regulates development in the subject area through the administration of various public works and public health and safety ordinances. The subject property is located in the sphere of influence of the city of Dripping Springs. Major developers in the immediate area have obtained agreements with the city of Dripping Springs and will be annexed into the city limits.

Hays County allows for subdivision of larger acreage tracts into 10-acre and larger lots with minimal requirements. The county does require that each new parcel has frontage on a public road or that private access roads are built to County standards.

Subdivision to higher density is generally dependent on the adequacy of interior roads, the source of water and method of wastewater treatment. Any development that includes lots under 10 acres in size must go through the subdivision process. The minimum lot size for lots serviced by well and septic is two acres. The minimum lot size for lots with public water and septic is one acre. Subdivisions with lots under one acre require both public water and sewer.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

ASSESSOR’S DATA:

The subject property includes all or portions of parcels R14152 and R16377.

PHYSICAL DESCRIPTION

Size	697 ± acres

Shape	Irregular.

Topography	Level to sloping

Access/Frontage     The subject property has access off of FM 1626 via Garlic Creek Road, a 70’ dedicated street.

Utilities      Water is provided by LCRA, sewer is by on-site septic, electric by Pedernales Electric, phone by Verizon, and cable by Time Warner.

Easements/Reservations     Review of the title reports covering the subject property do not reveal any exceptions to title that negatively affect the marketability, use or value of the subject property.

Biology    The appraiser was not provided with a biological assessment of the subject property. The appraiser did review detailed biological studies on the 3,000 acre tract adjoining the subject property to the east. The subject property is impacted by location with the Edwards Aquifer recharge zone and by the potential presence of sensitive species, including the Golden Cheeked Warbler and the Black Capped Vireo. Development planning and design must carefully consider these issues.

Flood Hazard	The subject property lies outside of FEMA Zone ‘A’ (100 year floodplain).

Jurisdictional Wetlands     The appraiser was not provided with a wetland delineation for the subject property. An ephemeral stream running through the property does not appear to fall into the jurisdictional category. A delineation should be conducted. If there are jurisdictional wetlands, the project should be designed to avoid, minimize, and/or mitigate the impacts.

Geology     A geological assessment on the subject property was prepared by ACI Consulting. The site is suitable for the intended residential development according to the report

Toxics/Contamination     The appraiser was advised by the project engineer that there are no toxics/contamination issues that impact the site.

Improvements    A 12” water line has recently been constructed to the subject property. WFC is a partner in consortium that constructed the water line. Some interior roads have been improved. The subject property is otherwise vacant land.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

PRESENT USE AND OCCUPANCY:

The subject property consists of vacant land is partially finished condition. The property is being platted as a conservation development, with 292 lots on 697 acres, with 409 acres to be dedicated for conservation purposes.

HIGHEST AND BEST USE-BEFORE CONDTION:

The highest and best use of land “as-though-vacant”, and property as improved, must meet four criteria. The highest and best use must be 1) physically possible; 2) legally permissible; 3) financially feasible; and 4) maximally productive. The subject property is vacant land. The appraisal considers only the highest and best use as-though-vacant.

Physical Possibility:

The subject property is level to sloping land. The subject has excellent access and frontage. The subject property is physically suitable for rural residential development.

Legal Permissibility:

The subject property is suitable and available fully entitled, final platted, finished lots. This plat is representative of the maximum intensity legally permissible use for the site.

Economic Feasibility-Maximal Yield :

The approved final plat is consistent with the maximally productive use of the site.

Highest and best use – Conclusion:

The highest and best use for the subject property is “as-is”, for residential development to maximum intensity.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

VALUATION

THE VALUATION PROCESS AND APPROACH

The fundamental purpose of an appraisal is to estimate value. Basic to the concept of value is the principle of substitution, the rationale that when property is replaceable, its value tends to be set by the cost of acquisition of an equally desirable substitute property or income stream.

Each of the traditional approaches to value...Direct Comparison, Income Capitalization and Replacement Cost...utilizes the principle of substitution in an appropriate manner, drawing upon the experience of the marketplace in different ways. Critical to the application of the three approaches in the valuation process is the highest and best use analysis. The considered use, based upon such analysis, then determines the relevance of each approach.

The Direct Comparison Approach is applicable in the market value estimate of both improved properties and vacant land. It is a method of estimating market value based upon recent sales of comparable properties. Since no two properties are ever identical, sales data are then adjusted for elements of comparison including interest conveyed, conditions of sale, cash equivalency, market conditions, location, physical characteristics and income characteristics. The Direct Comparison Approach reflects the actual activity of buyers and sellers in the current marketplace. This approach has application in the appraisal assignment in estimating the value of the subject parcels consistent with the highest and best conclusion.

The Replacement Cost Approach involves an estimate of the replacement cost new of an improved property, inclusive of entrepreneurial profit. From this estimate is deducted accrued depreciation. To the depreciated building cost is added the value of the land. The Replacement Cost Approach is most useful in the valuation of new or nearly new improvements. The subject parcels are unimproved. The Replacement Cost Approach is not applicable to the assignment.

The Income Approach is based on the premise that investment properties are normally valued in proportion to their ability to produce income. The reliability of the Income Approach is directly related to the quality, quantity and durability of the income stream, and requires specific projections regarding risk factors, holding period, product cost, product pricing, and changes in the economy. The subject parcels do not presently produce an income stream. The Income Approach is sometimes used in the valuation of residential development land through the application of the Subdivision Development Methodology. This approach involves projecting income from the sale of lots over time, deduction of direct and indirect expenses, and discounting of the income stream at an appropriate rate to arrive at net present value. The subject parcels are appraised for bulk sale in as-is condition. The Income Approach is not applicable to the assignment.

VALUATION OVERVIEW:

The subject sites are all large residential subdivisions with entitlements in various finished condition. The sites are individually appraised. The five sites are not appraised for sale as a holding of five properties to a single buyer. Each of the sites is appraised for sale in as-is condition. They are not appraised based on the retail sale of finished lots to merchant builders.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

     The holdings are briefly described as follows:

Name	County	Acres	No. Lots	Entitlements	Commercial Component
Georgetown Village	Williamson	580	2,024	Yes	Yes
Manor-Bohls Tract	Travis	420	1,873	Yes	Yes
Manor-New Sweden	Travis	530	1,341	Yes	Yes
Elm Grove	Hays	91	320	Yes	No
Rutherford West	Hays	612	298	Yes	No

Scope of the Market Data Search:

A thorough search for comparable sales was conducted. The search included interviews with owners, brokers and developers active in the retail market, and review of data from Costar/Comps, Inc.; ABOR/MLS, Texas Listing Service, Loopnet and original research using the Travis, Williamson, and Hays County grantor/grantee indexes.

The primary search filters were for recent, large (over 100 acres) tracts of residential/mixed use land with entitlements and/or the bulk sale of finished/semi-finished lots. The nature of the major subdivision development market is characterized by buyers that tie property up for extended periods of time and do not close until due diligence is complete and contingencies regarding entitlements and/or infrastructure are fulfilled. Because of this, the most recent closings reflect deals that may have been struck well before. In many cases, the sale price was agreed to one to two years or more prior to the actual closing. Because of this, the appraiser carefully considered recent option contracts as more clearly indicating current market value. Another characteristic of the major subdivision market is that the buyers consider the details of the option/take down process as proprietary. Confirmation of exact sale prices is sometimes difficult or impossible. It is not unusual for buyer and seller to enter into firm confidentiality agreements. Each of the sales used were confirmed with more than one source even though some of the confirmations did not include information directly from the principals.

The market data search yielded five sales that are used as primary market value indicators.

Primary Market Data Items:

The five primary items range in closing date from May 2006 to September 2006. Item 1 is a pending contract as of the effective date of this appraisal. The sales range in size from 91 acres to 810 acres. The non-adjusted sales prices per acre range from $30,000 to $97,000.

Market Data Item No. 1 is the pending sale of a 450-acre portion of a 750-acre mixed use development acquired by Centex Homes for the construction of approximately 1,400 homes. The site was purchased in raw, unentitled condition but closing was contingent on approval of the development plan. The project will incur significant offsite improvement costs for the construction of collector roads. Market Data Item No. 1 sold for a non-adjusted unit price of $97,000 per acre.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Market Data Item No. 2 is the September 2006 sale of 468 acres of raw land located south of Hamilton Pool Road in west Travis County. The seller received preliminary approval in 2004 for a subdivision of 460 lots, with a maximum impervious cover of 15%. The sale was contingent on obtaining LCRA water; an approved MUD and a draft permit with TECQ for waste disposal. Market Data Item No. 2 sold for a non-adjusted unit price of $32,000 per acre.

Market Data Item No. 3 is the 2006 sale of 91.17 acres of raw, unentitled land located north of CR 2243 in the City of Leander, Williamson County, Texas. The sale is one of nine large acreage acquisitions that have occurred due to the assemblage of parcels for the 1,900 acre Water Oak at San Gabriel project that will inclue 4,000 homes, 1,500 multi-family units, 100 acres of commercial and 650 acres of open space/conservation land. This is a resale of the site. The first sale was in February of 2006 for $20,000 per acre, indicating appreciation at the rate of 8.3% per month; 100% per year. Market Data Item No. 3 sold for a non-adjusted unit price of $30,000 per acre.

Market Data Item No. 4 is the June 2006 of 111 acres of semi-finished residential land located just west of I-35 and south of W. Slaughter Lane in the South Park Meadows mixed-use development. The site is the residential component of the master plan that includes 1.6 million sq. ft. of retail, 330 homes (subject), and multi-family residences. Walmart and Target anchor the retail project. Market Data Item No. 4 sold for a non-adjusted unit price of $92,000 per acre.

Market Data Item No. 5 is the May 2006 sale of 810 acres of raw, unentitled land located north of Hwy 29 and west of the Cimarron Hills community in the Georgetown vicinity of Williamson County. The site was purchased by an Arizona developer for development of 2,000 single-family homes and 40 acres of commercial. The project is located along the intended route of the Parmer North extension. The sale was contingent on obtaining an agreement with the City of Georgetown to provide water. Market Data Item No. 5 sold for a non-adjusted unit price of $30.864 per acre.

The sales are summarized on the table on the following page.

DIRECT COMPARISON APPROACH:

The Direct Comparison approach to value is based on the selection, verification and analysis of comparable sales. A critical first step in the valuation is the determination of the appropriate unit equivalent.

Unit equivalent- The subject sites are all large residential subdivisions with full entitlements in various finished condition. The sites are individually appraised. The five sites are not appraised for sale as a holding of five properties to a single buyer. Each of the sites is appraised for bulk sale in as-is condition. They are not appraised based on the retail sale of finished lots to merchant builders.

The appropriate unit equivalent for this appraisal is price per acre and not price per lot. Per lot unit equivalents may be useable, but price per acre of land allows for comparison on a consistent basis.

Basis for Adjustments- Sequential adjustments are made for interest conveyed, financing (cash equivalency), conditions of sale, and market conditions.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Interest Conveyed: Adjustments are made where there are differences in interest conveyed.

Conditions of Sale: Conditions of sale adjustments are made where there are distress or other non-arms length characteristics to the sale.

Financing: Adjustments are made for financing where the terms of the sale are not cash or cash equivalent.

Market Conditions: The market conditions adjustment reflects appreciation over time. Prior to 2005, residential land prices in the Austin MSA increased at a modest pace as the regional market emerged from the economic downturn caused in part by slowdowns in the technology sector. Beginning in 2005, the rate of appreciation increased as a result of several factors. The Austin market has a positive profile in the context of the national real estate market. Where many markets are arguably overvalued, Austin is undervalued. In a recent survey of over 300 U.S. metropolitan areas, the Austin market was shown to be 7% undervalued. Austin ranked 280th in the ranking of 300 cities and was one of only 55 cities shown to be undervalued. Investment dollars are flowing from the overvalued markets into Austin. This trend is expected to continue and is one factor that is contributing to steeper appreciation rates. Economic fundamentals in the region are positive. Job and population growth and low unemployment establish a strong foundation for continued economic growth. Decreasing supply of residential land suitable for master planned development is a factor that is driving up demand. Transition to residential use is a significant factor affecting prices in the subject sub-market. The subject properties are all in areas that have transitioned from agricultural to residential use. This change in use has caused a step up in prices not connected to economic externalities.

The market conditions adjustment reflects appreciation over time. The most accurate way to determine an appreciation factor is to analyze the sale and resale of the same parcel. The primary market data yielded one sale and resale of the same parcel. Item 3 sold in February of 2006 for a unit price of $20,000 per acre and re-sold in August of 2006 for $30,000. This pairing indicates appreciation at the rate of 8.33% per month relating to 100% per year. Just east of Sun City and south of SH 195 in the vicinity of the Georgetown Village holding, the 160 acre Richmond tract sold in March 2006 for $12,500 per acre and re-sold in March 2007 for $26,000. This paired sale underscores the steep appreciation indicated by Item 3. In west Travis County, several near paired sales have occurred over the past two-three years, with prices increasing from roughly $10,000 (Sweetwater) per acre to over $30,000 (Hudson/Item 2, Cypress Tract, Heffington tract).

This steep appreciation is not viewed as a linear trend but rather as a step up in floor values resulting from a combination of the four factors outlined above. The influx of investor dollars that perceive the Austin market as undervalued has had a strong affect on land values. Residential land values are a function of achievable price for finished product. The median price of a home in Austin remains in the undervalued category. This fact alone indicates that the Austin market can sustain an increase in home values without risking overvaluation. The increase in achievable price for finished product directly impacts the achievable price per acre for residential land.

Once values have stepped up to the new floor levels, it can be expected that appreciation will follow a normal path. Overall, the Austin market has improved steadily since emerging from the recession of 2001/2002. Median home prices in the Austin MSA between March 2006 and March 2007 increased 20%. This trend is represents a market based increase in value apart from the factors that have driven residential subdivision land prices

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties up so steeply. The time adjustment factor used for land prices over and above the rise in floor values is estimated at 1.5% per month; 18% per year, for the period January 2006 to present.

Elements of comparison- ‘Elements of comparison are the characteristics of properties and transactions that help explain the variance of prices paid for real estate. The appraiser determines the elements of comparison for a given appraisal through market research and supports those conclusions with market data. When properly identified, the elements of comparison describe the factors that are associated with prices paid for competing properties.’1

The pertinent elements of comparison in this appraisal are:

•	Size
•	Location
•	Level of entitlement
•	Level of finish
•	Municipal Utility District Receivables

Size- The primary market data items fall into a size range that does not follow the typical inverse relationship between size and price. Developers drive the market for residential subdivision land and have a need for large tracts. Parcels several hundred acres in size may be as/more desirable than smaller parcels. The two highest prices per acre ($97,000 and $92,000) among the primary market data items are for sites that are 450 and 111 acres in size. Both sites are located in high traffic areas, have regional commercial components, and are targeting the move up market and yet the price per acre is nearly the same. The data does not support a size adjustment for sites in the size range for the subject properties and the market data.

Location- Relevant locational attributes include quality of schools; safety and security; commute times, proximity to services; and natural amenities. The subject parcels have similar locational characteristics even though they lie to the north, east and south of the Austin center. Each of the subject parcels are located in what can be described as the peripheral growth ring. This ring is in the process of transitioning to core residential. Superior quality schools serve all of the sites. Georgetown Village has the “Exemplary Rated” Village Elementary School. New Sweden and Bohls are incorporated into the Plugerville ISD, comparatively superior to the school district serving competing subdivisions in the Manor area. The “Exemplary Rated” Elm Grove Elementary serves Elm Grove and Rutherford West. Each of the sites is located in quiet, low crime neighborhoods. Each of the subject parcels lies along the path of major new transportation corridors and have relatively short commute times to major employment centers. Georgetown Village has Hwy 130, SH 195, and the Parmer Lane north extension. The Villages of New Sweden and Bohls tract lie along the Hwy 130 corridor. Elm Grove lies along I-35 and will benefit from the SH 45 extension, as will Rutherford West.

Finished product price can be used as a guide for location adjustments. If the same finished product is sold for different prices and all other things remain equal (amenities, commute time, etc) the difference can be attributed to location.

_________________________

1 The Appraisal of Real Estate, Twelfth Edition, pg 426

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

There is not sufficient data to support an empirical adjustment factor for location. Finished product pricing for similar product is used as a gauge for the application of qualitative, plus/minus locational adjustments.

Level of Entitlement- Level of entitlement is a significant factor in the value of residential subdivision land. This is especially true where obtaining entitlements can be made difficult by environmental issues, as is the case in the Austin area. The value added by achieving full entitlement status is disproportionately higher than the incremental cost of entitlement. The removal of risk that comes with entitlement is critical to large developers. The search for data did not yield a paired sale of a single parcel before and after entitlement. The primary market data items included three sales of entitled land and two sales of unentitled land. The two unentitled sites sold for $30,000 and $30,684 per acre. The three entitled sites sold for $97,000, $92,000 and $32,000 per acre. The $32,000 per acre site is the most remote of the data items and lies outside the development ring for the subject parcels. Its location is considered the most significant reason for the difference in per acre price. The two sales that best lend themselves to pairing for entitlement are items 1 and 3. Item 1 closed contingent on entitlement and lies at the northwest corner of FM 620 and Parmer Ln. near the intersection of FM 620 and SH 183. Item 3 is located approximately 2 miles east of SH 183 and approximately 6 miles north of item 1. Item 1 is in a superior location and is a pending sale. Attributing ½ of the price differential to location and time still leaves a significant adjustment for entitlement, roughly indicating an entitled value for item 3 of around $60,000 per acre. There is not sufficient data to support this factor on an empirical basis. Development potential adjustments are made on a qualitative, plus/minus basis using the limited data as a guide.

Level of finish-The degree to which the entitled lots in a subdivision are finished is a significant factor in the price paid for residential subdivision tracts. The subject parcels include unfinished lots (New Sweden, Bohls, portion of Georgetown Village), partially finished lots (Rutherford West), and fully finished lots (portions of Georgetown Village and Elm Grove). The existing finishing costs for each of the projects is considered in the adjustment process, with the finishing expense adjustment expressed in dollars per acre. The finishing cost adjustment (assuming comparison to an unfinished site) for the projects is shown in the table below:

Project	Finishing expenses
Georgetown Village	$ 5,000 per acre
New Sweden	$ 1,000 per acre
Bohls	$ 500 per acre
Elm Grove	$20,000 per acre
Rutherford West	$ 3,000 per acre

Municipal Utility District (MUD) Reimbursements- The establishment of a MUD is a means of financing infrastructure costs that allows a developer to recover most of the costs of over time as homes in the subdivision are sold. The MUD receivables represent an income stream that has a net present value to the buyer of the site. Repayment is low risk, akin to a bond, with the security being a lien on the homes. The net present value of the MUD receivable calls for a lump sum adjustment to the pertinent parcels.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

The estimation of the net present value requires the discounting of the MUD receivable at an appropriate rate. The selected discount rate of 20% is consistent with rates for major land banking and acquisition/development activities. The term of the repayment is tied to the projected absorption period for the project.

The lump sum adjustments for the subject parcels are shown in the following table:

Project	MUD amount	MUD NPV
New Sweden	$21,000,000	$6,000,000
Bohls	$25,000,000	$7,000,000
Rutherford West	$ 4,000,000	$2,400,000

Exposure Time- Reasonable exposure times for large residential subdivision tracts range from approximately 6 to 18 months.

APPLICATION

The first step in applying the market data to the appraisal problem is to consider the value of the subject property in relation to the non-adjusted values of the comparable market data. This process provides a preliminary opinion of value that is unadulterated by the subjectivity inherent in the adjustment process. This step in the valuation involves a process of ‘logical bracketing’. The subject property is analyzed in relation to its position in the spectrum of the data using the simplest tools. Greatest weight is given to the items that are most comparable to the subject property. The subject property is bracketed between the items that are closest to but inferior and superior to the subject property. An opinion of value based on this bracketing serves as a beginning point in the estimate of value.

The market data items range in non-adjusted price per acre from $30,000 to $97,000. The low end of the range involves unentitled raw land. The high end of the range involves an entitled site in a desirable urban in-fill location.

The subject parcels before adjustment are bracketed by the non-adjusted items as follows:

Georgetown Village

		SUBJECT
I	I	I |	I	I
$30,000	$30,864	$32,000	$92,000	$97,000
Parker	Pinnacle	Hudson	Lennar	Centex
(Item 3)	(Item 5)	(Item 2)	(Item 4)	(Item 1)

Georgetown Village is a fully entitled master planned community with several phases fully finished and built out. Georgetown Village is clearly superior to Items 2, 3 and 5 and clearly inferior to Items 1 and 4.

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

Villages of New Sweden

		SUBJECT
I	I	I |	I	I
$30,000	$30,864	$32,000	$92,000	$97,000
Parker	Pinnacle	Hudson	Lennar	Centex
(Item 3)	(Item 5)	(Item 2)	(Item 4)	(Item 1)

The Villages of New Sweden is a fully entitled master planned community in raw condition. New Sweden is clearly superior to Items 3 and 5 and somewhat superior to Item 2. New Sweden is clearly inferior to Items 1 and 4

Bohls Tract

SUBJECT
I	I	I |	I	I
$30,000	$30,864	$32,000	$92,000	$97,000
Parker	Pinnacle	Hudson	Lennar	Centex
(Item 3)	(Item 5)	(Item 2)	(Item 4)	(Item 1)

The Bohls Tract is a fully entitled master planned community in raw condition. The Bohls tract is clearly superior to Items 3 and 5 and somewhat superior to Item 2. The Bohls Tract is clearly inferior to Items 1 and 4.

Elm Grove

SUBJECT
I	I	I |	I	I
$30,000	$30,864	$32,000	$92,000	$97,000
Parker	Pinnacle	Hudson	Lennar	Centex
(Item 3)	(Item 5)	(Item 2)	(Item 4)	(Item 1)

Elm Grove is a fully entitled subdivision in finished condition. Elm Grove is clearly superior to Items 2, 3 and 5 and similar to but somewhat inferior to items 1 and 4.

Rutherford West

SUBJECT
I	I	I |	I	I
$30,000	$30,864	$32,000	$92,000	$97,000
Parker	Pinnacle	Hudson	Lennar	Centex
(Item 3)	(Item 5)	(Item 2)	(Item 4)	(Item 1)

Rutherford West is a fully entitled subdivision in semi-finished condition. Rutherford West is clearly superior to Items 2, 3 and 5 and inferior to items 1 and 4.

Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

The second step in the valuation is to make necessary adjustments to the value of the subject parcels based on comparison to the market data items. Cumulative adjustments are made based on interest conveyed, financing, conditions of sale and market conditions. Sequential adjustments are made based on the relevant differences using the guidelines discussed above. The direction and relative magnitude of the adjustments is shown in the tables below.

Georgetown Village - Adjustments
Sequential Adjustments					Cumulative Adjustments
Item No.	Int. con.	Fin.	Cond. Sale	Mkt. Cond.	Size	Loc.	Entlmts	Finish	MUD	Net Adj.
1	nil	nil	nil	nil	nil	---	nil	+	n/a	- - -
2	nil	nil	nil	+	nil	+	nil	+	-	+
3	nil	nil	nil	+	nil	nil	+	+	n/a	+
4	nil	nil	nil	+	nil	---	nil	+	n/a	- - -
5	nil	nil	nil	+	nil	nil	+	+	n/a	+

Villages of New Sweden - Adjustments
Sequential Adjustments					Cumulative Adjustments
Item No.	Int. con.	Fin.	Cond. Sale	Mkt. Cond.	Size	Loc.	Entlmts	Finish	MUD	Net Adj.
1	nil	nil	nil	nil	nil	---	nil	nil	+	- - -
2	nil	nil	nil	+	nil	nil	nil	nil	nil	+
3	nil	nil	nil	+	nil	nil	+	nil	+	+
4	nil	nil	nil	+	nil	---	nil	- -	+	- - -
5	nil	nil	nil	+	nil	nil	+	nil	+	+

Bohls Tract - Adjustments
Sequential Adjustments					Cumulative Adjustments
Item No.	Int. con.	Fin.	Cond. Sale	Mkt. Cond.	Size	Loc.	Entlmts	Finish	MUD	Net Adj.
1	nil	nil	nil	nil	nil	---	nil	nil	+	- - -
2	nil	nil	nil	+	nil	nil	nil	nil	nil	+
3	nil	nil	nil	+	nil	nil	+	nil	+	+
4	nil	nil	nil	+	nil	---	nil	- -	+	- - -
5	nil	nil	nil	+	nil	nil	+	nil	+	+

Elm Grove - Adjustments
Sequential Adjustments					Cumulative Adjustments
Item No.	Int. con.	Fin.	Cond. Sale	Mkt. Cond.	Size	Loc.	Entlmts	Finish	MUD	Net Adj.
1	nil	nil	nil	nil	nil	--	nil	+	n/a	-
2	nil	nil	nil	+	nil	nil	nil	+	-	+
3	nil	nil	nil	+	nil	nil	+	+	n/a	+
4	nil	nil	nil	+	nil	--	nil	+	n/a	-
5	nil	nil	nil	+	nil	nil	+	+	n/a	+

Rutherford West - Adjustments
Sequential Adjustments					Cumulative Adjustments
Item No.	Int. con.	Fin.	Cond. Sale	Mkt. Cond.	Size	Loc.	Entlmts	Finish	MUD	Net Adj.
1	nil	nil	nil	nil	nil	---	nil	nil	+	- - -
2	nil	nil	nil	+	nil	nil	nil	nil	nil	+
3	nil	nil	nil	+	nil	nil	+	nil	+	+
4	nil	nil	nil	+	nil	---	nil	nil	+	- - -
5	nil	nil	nil	+	nil	nil	+	nil	+	+

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

RECONCILATION AND FINAL VALUE CONCLUSION

The residential market in the Austin MSA is strong. Austin remains an undervalued residential market. The cities in Texas with the highest percentage under valuation include Odessa and Midland. Austin arguably has the optimum combination of desirability and under valuation. This observation is confirmed by investment dollars flowing into Austin from over valued markets.

The market for large acreage tracts suitable for major residential development projects is highly competitive. Major developers are intent on acquiring land within the Austin MSA for future development. The supply of suitable sites within reasonable driving distance of major employment centers is decreasing rapidly. Prices for in-fill sites in existing urbanized areas have recently increased to unprecedented highs. These high land prices will force finished product pricing up in the in-fill areas. Developers are increasingly looking to the periphery of the Austin MSA for sites that can be acquired at lower prices, allowing them to compete for the target market at or slightly above the upward trending median home price.

Inside this periphery, the data strongly suggests that a new floor value for residential acreage sites has been set at or near the $30,000 per acre mark. The data indicates that in-fill sites with good demographics will sell for $90,000 or more. It is expected that these prices/values will increase at typical rates of appreciation over the short term.

The $30,000 to $90,000 per acre bracketing is a broad range, but one is that is well supported and reliable. Four of the market data items fall nearer to the low end of the bracket. One of the items approaches the upper end of the bracket.

The adjusted per acre values for the subject parcels are as follows:

Project	Adj. value per acre
Georgetown Village	$ 50,000
Manor-Bohls Tract	$ 40,000
Manor-New Sweden	$ 35,000
Elm Grove	$ 80,000
Rutherford West	$ 50,000

      Based on this investigation, data, and analysis the market value of the fee simple interest in the subject parcels as of March 10, 2007, is estimated as follows:

Project	Market Value
Georgetown Village	$29,000,000
Manor-Bohls Tract	$16,800,000
Manor-New Sweden	$18,600,000
Elm Grove	$ 7,300,000
Rutherford West	$30,600,000

 Complete Appraisal Report-Summary Format                Wilson Family Communities holdings; Williamson, Travis & Hays Counties

FINAL VALUE CONCLUSION-

WILSON FAMILY COMMUNITIES, INC., HOLDINGS IN THE GREATER AUSTIN AREA:

The market value of the fee simple interest in the five Wilson Family Communities, Inc., holdings as of March 10, 2007, is estimated to be:

$102,300,000

ONE HUNDRED TWO MILLION THREE HUNDRED THOUSAND DOLLARS

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